SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 19, 2006

Achillion Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33095	52-2113479
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

300 George Street New Haven, MA	06511
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (203) 624-7000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14a-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.01 Entry into a Material Definitive Agreement

On December 19, 2006, the Compensation Committee (the “Compensation Committee”) of the Board of Directors of Achillion Pharmaceuticals, Inc. (the “Company”) granted to each of David Scheer and Michael Grey a nonstatutory stock option for the purchase of 15,000 shares of the Company’s common stock at an exercise price equal to $14.75, the fair market value on the date of grant. These grants were immediately vested.

Item 5.02 Departure of Directors and Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

On December 19, 2006, the Compensation Committee approved several matters related to compensation of executive officers and non-employee directors:

Executive Officer Compensation, Bonuses and Equity Grants

The Compensation Committee authorized the payment of annual bonus awards to the Company’s principal executive officer, principal financial officer and Named Executive Officers (as defined in Item 402(a)(3) of Regulation S-K) for work performed by each such officer during the year ended December 31, 2006 (the “2006 Bonus Award”) and approved annual base salaries to be effective as of January 1, 2007 for each such officer. The 2006 Bonus Award for each officer was based on (i) the Company’s overall performance in fiscal year 2006, (ii) such officer’s individual performance in fiscal year 2006 and (iii) target bonus amounts previously established by the Company’s Board of Directors (25% of base salary for each vice president or senior vice president, and 50% of the base salary for the Company’s chief executive officer). In addition, each such officer was granted an incentive stock option to purchase shares of the Company’s common stock at a purchase price equal to $14.75 per share, the fair market value on the date of grant. Such options are subject to the provisions of the Company’s 2006 Stock Incentive Plan (the “Plan”) and are subject to the Company’s standard four-year vesting schedule. The following table sets forth the cash bonus and equity option awards for each such officer and the 2007 annual base salary for each such officer:

Name of Executive Officer	2006 Cash Bonus	No. Shares Subject to 2006 Performance Equity Grant	2007 Base Salary
Michael D. Kishbauch	$170,400	160,000	$363,000
John C. Pottage, Jr., M.D.	$62,150	40,000	$264,800
Milind S. Deshpande, Ph.D.	$59,125	46,000	$254,300
Gautam Shah, Ph.D.	$60,920	22,000	$253,000
Mary Kay Fenton	$47,875	49,000	$200,000

Director Compensation

Pursuant to the determination of the Compensation Committee, effective for fiscal year 2007, each non-employee director of the Company will receive (i) a fee of $1,500 for each Board meeting that such non-employee director attends in person, (ii) a fee of $500 for each Board meeting at which the director participates telephonically and (iii) reimbursement for all expenses incurred in attending Board and committee meetings. In addition, each non-employee director who is not affiliated with a venture capital firm that is a stockholder of the Company will receive an annual retainer of $20,000, payable in quarterly installments. Directors who serve on the Audit Committee, Compensation Committee or Nominating and Corporate Governance Committee will receive a fee of $500 for each such committee meeting attended outside of a regularly scheduled meeting of the full Board. The Chairperson of the Audit Committee will receive an additional annual retainer of $10,000, and each of the Chairpersons of the Compensation Committee and Nominating and Corporate Governance Committees will receive an additional annual retainer of $5,000.

In addition to the foregoing cash compensation, each non-employee director will receive (i) upon initial election to the Board of Directors, a nonstatutory stock option for the purchase of 15,000 shares of the Company’s common stock which vests immediately upon election and (ii) an annual stock option grant for the purchase of 15,000 shares of the Company’s common stock subject to the Company’s standard four-year vesting schedule. All such stock options will be granted pursuant to the provisions of the Plan and at an exercise price equal to the fair market value on the date of grant.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

10.1	Nonstatutory Stock Option Agreement between the Company and David Scheer, dated December 26, 2006.

10.2	Nonstatutory Stock Option Agreement between the Company and Michael Grey, dated December 26, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 26, 2006

ACHILLION PHARMACEUTICALS, INC.

By: /s/ Mary Kay Fenton

        Mary Kay Fenton

        Chief Financial Officer

Exhibit Index

10.1	Nonstatutory Stock Option Agreement between the Company and David Scheer, dated December 26, 2006.

10.2	Nonstatutory Stock Option Agreement between the Company and Michael Grey, dated December 26, 2006.